Exhibit 5.1

300 North LaSalle Chicago, IL 60654 United States +1 312 862 2000 www.kirkland.com	Facsimile: +1 312 862 2200

July 19, 2023

Carvana Co.

300 E. Rio Salado Parkway

Tempe, Arizona 82581

Re:	Offering of Shares of Class A Common Stock, par value $0.001 per share, by Carvana Co. and the Preferred Share Purchase Rights Attached Thereto

Ladies and Gentlemen:

We are acting as counsel to Carvana Co., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of the Company’s Class A common stock, $0.001 par value per share (“Class A Common Stock”), together with the Preferred Share Purchase Rights (the “Rights”) attached thereto, of up to the greater of (i) shares of Class A Common Stock representing an aggregate offering price of $1,000,000,000, or (ii) an aggregate number of 35 million shares of Class A Common Stock (the greater of (i) and (ii), the “ATM Shares”), from time to time in “at the market offerings,” as defined in Rule 415 promulgated under the Securities Act, pursuant to the terms of that certain Distribution Agreement, dated July 19, 2023 (the “Distribution Agreement”), among the Company, Carvana Group, LLC and Citigroup Global Markets, Inc. and Moelis & Company LLC, as sales agents. The terms of the Rights are set forth in the Amended and Restated Section 382 Rights Agreement (the “Tax Asset Preservation Plan”), dated July 18, 2023, between Carvana Co. and Equiniti Trust Company, LLC, as rights agent (the “Rights Agent”).

The ATM Shares, together with the Rights attached thereto, are being offered and sold by the Company under a registration statement on Form S-3 originally filed with the Securities and Exchange Commission (the “Commission”) on April 20, 2022 (Registration No. 333-264391) (the “Registration Statement”), including a base prospectus dated April 20, 2022 (the “Base Prospectus”), as supplemented by prospectus supplements, each dated July 19, 2023 (together with the Base Prospectus, the “Prospectus”).

Austin    Bay    Area    Beijing    Boston     Brussels    Dallas    Hong Kong     Houston    London    Los Angeles    Miami    Munich    New    York    Paris    Salt    Lake    City Shanghai    Washington, D.C.

Carvana Co.

July 19, 2023

In connection with the registration of the ATM Shares, together with the Rights attached thereto, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the organizational documents of the Company, (ii) minutes and records of the corporate proceedings of the Company, (iii) the Registration Statement and the exhibits thereto, (iv) the Prospectus, (v) the Distribution Agreement and (vi) the Tax Asset Preservation Plan.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of the officers and other representatives of the Company.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

(1)	The ATM Shares have been duly authorized, and when issued, delivered and paid for in accordance with the Distribution Agreement, will be validly issued, fully paid and non-assessable.

(2)

The Rights attached to the ATM Shares will be validly issued, fully paid and non-assessable when (i) such ATM Shares shall have been duly issued as set forth in paragraph 1 above and (ii) such attached Rights shall have been duly issued in accordance with the terms of the Tax Asset Preservation Plan.

In rendering the opinion in paragraph 2 above, we have also assumed the Tax Asset Preservation Plan has been duly authorized, executed and delivered by the Rights Agent and that the members of the Board of Directors of the Company (the “Board”) have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Tax Asset Preservation Plan. Such opinion does not address the determination a court of competent jurisdiction may make regarding whether the Board may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Such opinion addresses corporate procedures in connection with the issuance of the Rights attached to the ATM Shares, and not any particular provision of the Rights or the Tax Asset Preservation Plan. We note that it is not settled whether the invalidity of any particular provision of a rights agreement or purchase rights issued thereunder would invalidate such rights in their entirety.

Carvana Co.

July 19, 2023

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the laws of the State of New York and the General Corporation Law of the State of Delaware (the “DGCL”), including the applicable provisions of the Delaware constitution and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K and to its incorporation by reference into the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the sale of the ATM Shares, together with the Rights attached thereto.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. The ATM Shares, together with the Rights attached thereto, may be sold from time to time, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect. We assume no obligation should the present federal securities laws of the United States, laws of the State of New York or the DGCL be changed by legislative action, judicial decision or otherwise.

Carvana Co.

July 19, 2023

This opinion is furnished to you in connection with the filing of the Company’s Current Report on Form 8-K, which is incorporated by reference into the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP